CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [*], HAS BEEN OMITTED PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BECAUSE IT IS BOTH (I) NOT MATERIAL and (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

May 7, 2020
Christine Bellino
[*]

Dear Chris:
This will confirm that, effective May 1, you have agreed to occupy the position of SVP of Finance and Accounting for Advanced Emissions Solutions, Inc. ("Company"). You will subsequently be appointed Chief Accounting Officer ("CAO") on May 7, 2020. You will occupy the CAO position for a period of up to six (6) months and will report to the Interim President and CEO.
Please review, sign, and return a copy of this letter via email to Lorraine Lang, Vice President of Human Resources, at [*].
The specific terms of your position:
1.Compensation and Benefits

1.1
Your salary will be $260,000 annualized and payable in accordance with the Company's normal payroll procedures and subject to applicable withholdings ("Base Salary"). You will participate in any benefit plans and programs offered by the Company to similarly situated employees subject to eligibility requirements under such plans and programs. The Company retains the right to modify benefits and salary from time to time, as it deems necessary.

1.2
You will receive the Company's ADP Safe Harbor contribution of 3% of your eligible earnings to your 401(k) account, generally made during the first quarter following the close of the plan year (Jan. 1, 2020- Dec. 31, 2020).

1.3
You will be guaranteed a bonus under the Company's Short-Term Incentive Plan. The bonus will be 40% of your Base Salary and will be prorated to match your time employed with the Company. You must be actively employed in the CAO position until being released by the Company without cause in order to be eligible for the bonus.

2.Termination

2.1	For Cause. The Company may terminate your employment at any time for "cause," effective immediately upon written notice to you. As used in this Section 2, "cause" shall be limited to;
a.Any act of fraud, dishonesty or embezzlement against the Company or any customer, employee or vendor;
b.Refusal or failure by Employee to satisfactorily perform those duties which have been reasonably requested or assigned; and/or
c.Any conduct which violates federal, state or local law or the Company's policies and procedures.

2.2
Termination by Employee. You may, at your option, terminate employment upon providing 30 days written notice to the Company. You agree to faithfully perform your duties during the 30-day period, and further agree that you will only leave during the notice period if the Company mutually consents to your departure. Should you cease work at any time during the 30-day period, you will only be paid through your last date of service. Should the Company, at its discretion, waive any portion of the 30-day notice period and ask you to leave employment, it will pay your salary through the end of the 30-day period and related prorated portion of your short-Term Incentive Plan. Otherwise, there will be no severance payment obligations with any termination initiated by you.

2.3	There will be no severance payment obligation upon termination of your employment.
3.Protection of Confidential Information
In the course of providing services to the Company, you have and will continue to come into contact with many confidential affairs of the Company, its affiliates, clients and partners, including without limitation information relating to the Company's services, business plans, business acquisitions, processes, research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, future product concepts, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing (collectively,"Confidential Information"). During your employment and subsequent to its termination for any reason, you agree you will keep secret all Confidential Information, and not disclose same to anyone outside of Company, either during or after your employment with Company, except with Company's written consent; and you will not use such Confidential information or materials containing or relating to Confidential Information, or any Company matters, except during your employment, on the Company's behalf, as directed by the Company. You further agree to deliver promptly to Company on the date of termination of your employment, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which you may then possess or have under your control.

3.1
You may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made

(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.
If you have any questions, feel free to contact me, Lorrie Lang, at [*]. We look forward to you assisting the Company during this time period.
Sincerely,

/s/ Lorraine Lang
Lorraine Lang
Vice President of Human Resources	AGREED TO AND ACCEPTED:

	By:	/s/ Christine Bellino
Christine Bellino
Date May 7, 2020